                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    /X/  Preliminary Proxy Statement
    / /  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.142-12

                            CERTIFIED GROCERS OF CALIFORNIA, LTD.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                            CERTIFIED GROCERS OF CALIFORNIA, LTD.
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2)
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3)
/ /  Fee   computed  on   table  below   per  Exchange   Act  Rules  14a-6(i)(4)
     and 0-11
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
* Set forth the amount on which the filing fee is calculated and state how it was determined.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     3) Filing Party:
        ------------------------------------------------------------------------
     4) Date Filed:
        ------------------------------------------------------------------------

                     CERTIFIED GROCERS OF CALIFORNIA, LTD.
            2601 SOUTH EASTERN AVENUE, LOS ANGELES, CALIFORNIA 90040

                              -------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                 MARCH 14, 1995

    The Annual Meeting of Shareholders of Certified Grocers of California, Ltd., a California corporation, will be held at the executive offices of the Company located at 5200 Sheila Street, Los Angeles, California, on March 14, 1995 at 10:00 a.m., for the following purposes:

        1. To elect the fifteen members of the Board of Directors for the ensuing year, twelve by the holders of Class A Shares and three by the holders of Class B Shares.

        2. To transact such other business as may properly come before the meeting.

    The names of the nominees intended to be presented by the Board of Directors for election as Directors for the ensuing year are set forth in the accompanying proxy statement.

    Only shareholders of record at the close of business on January 26, 1995 will be entitled to vote at the meeting.

    All shareholders are cordially invited to attend the meeting in person. WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, IT IS REQUESTED THAT YOU COMPLETE, DATE AND SIGN THE ENCLOSED PROXY RELATING TO THE ANNUAL MEETING AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. YOU MAY REVOKE YOUR PROXY IF YOU ATTEND THE MEETING AND WISH TO VOTE YOUR SHARES IN PERSON.

                                       BY ORDER OF THE BOARD OF DIRECTORS

                                       DAVID A. WOODWARD, SECRETARY

February 7, 1995

                     CERTIFIED GROCERS OF CALIFORNIA, LTD.
            2601 SOUTH EASTERN AVENUE, LOS ANGELES, CALIFORNIA 90040

                            ------------------------

                                PROXY STATEMENT
                              -------------------

                                  INTRODUCTION

    This proxy statement is furnished in connection with the solicitation by the Board of Directors of Certified Grocers of California, Ltd. (the "Company") of proxies for use (1) at the Annual Meeting of Shareholders to be held March 14, 1995, or at any adjournment thereof (see, "SOLICITATION OF PROXIES FOR USE AT ANNUAL MEETING"), and (2) in connection with the approval of certain loans or guaranties by the Company or its subsidiaries (see, "SOLICITATION OF PROXIES REGARDING LOANS OR GUARANTIES"). Separate forms of proxy apply to the Annual Meeting and to the approval of such loans or guaranties. These separate forms of proxy accompany this proxy statement.

    A shareholder giving a proxy may revoke it at any time before it is exercised by filing with the Secretary of the Company a written revocation or a fully executed proxy bearing a later date. A proxy may also be revoked if the shareholder who has executed it is present at the meeting and elects to vote in person.

    These proxy materials were first mailed to shareholders on or about February 7, 1995. The cost of soliciting the proxies, including the printing, handling and mailing of the proxies and related material, will be paid by the Company. Proxies may be solicited by officers and regular employees of the Company by telephone or in person. These persons will receive no additional compensation for their services.

                        SOLICITATION OF PROXIES FOR USE
                               AT ANNUAL MEETING

OUTSTANDING SHARES AND VOTING RIGHTS

    Only the holders of Class A Shares of record and the holders of Class B Shares of record at the close of business on January 26, 1995 are entitled to vote at the Annual Meeting. On that date, the Company had outstanding 48,500 Class A Shares and 368,872 Class B Shares.

    The Board of Directors of the Company consists of 15 directors, 12 of whom are to be elected at the Annual Meeting by the holders of the Company's Class A Shares and 3 of whom are to be elected by the holders of the Company's Class B Shares.

    Each class of shares is entitled to one vote for each share on those matters with respect to which the class is entitled to vote. However, if any shareholder gives notice of his intention to cumulate his votes in the election of directors before any votes have been cast in such election, then all shareholders may cumulate their votes in the election of directors. Under cumulative voting, each holder of Class A Shares may give one nominee a number of votes equal to the number of Class A Shares which the holder is entitled to vote multiplied by the number of directors to be elected by the holders of Class A Shares (12 at this meeting) or the holder may distribute such votes among any or all of the nominees as he sees fit. Similarly, the Class B Shares entitled to be voted may be voted cumulatively by the holders of such shares for the 3 directors to be elected by the holders of Class B Shares. Discretionary authority to cumulate votes is solicited. The proxy holders named on the enclosed form of proxy relating to the Annual Meeting have no present intention to give notice of their intention to cumulate votes, but they may elect to do so in the event of a contested election or any presently unexpected circumstances.

    In the election of directors, the nominees receiving the highest number of affirmative votes of the class of shares entitled to be voted for them, up to the number of directors to be elected by such class, will be elected. Under the California Corporations Code, votes against a nominee and votes withheld have no legal effect.

    On all matters coming before the Annual Meeting, other than the election of directors, each Class A Share is entitled to one vote, and, except as may be required by California law, each Class B Share has no vote. California law extends to non-voting shares the right to vote upon certain matters such as certain amendments to the Articles of Incorporation which affect the rights of non-voting shares, certain reorganizations in which other securities are to be issued in exchange for the non-voting securities, and voluntary dissolution. No such matter is proposed to be submitted by management at the Annual Meeting and management is not aware that any such matter will be submitted by any other person.

ELECTION OF DIRECTORS

    At the Annual Meeting 15 directors (constituting the entire board) are to be elected to serve until the next Annual Meeting and until their successors are elected and qualified. Twelve directors are to be elected by the holders of the Company's Class A Shares and 3 directors are to be elected by the holders of the Company's Class B Shares.

    The following table sets forth certain information concerning the Board of Directors' nominees for election. All of the nominees are currently serving as directors of the Company. As of the date of this proxy statement, all nominees have consented to being named herein as nominees and to serve as directors if elected.

                                                          YEAR
                                         AGE AS OF        FIRST                   PRINCIPAL OCCUPATION
                NAME                     12/31/94        ELECTED                  DURING LAST 5 YEARS
- ------------------------------------  ---------------  -----------  ------------------------------------------------
NOMINEES FOR ELECTION
 BY CLASS A SHARES
Louis A. Amen                                   65           1974   President, Super A Foods, Inc.
John Berberian                                  43           1991   President, Berberian Enterprises, Inc.,
                                                                    operating Jons Markets
Gene A. Fulton                                  55           1994   President-Owner, Jensen's Complete Shopping,
                                                                    Inc., operating Jensen's Finest Foods
Lyle A. Hughes(1)                               57           1987   General Manager, Yucaipa Food Fair, Inc.,
                                                                    operating Calimesa Food Fair
Darioush Khaledi                                48           1993   Chairman of the Board and Chief Executive
                                                                    Officer, K.V. Mart Co., operating
                                                                    Top Valu Markets and Valu Plus Food
                                                                    Warehouse
Mark Kidd                                       44           1992   President, Mar-Val Food Stores, Inc.
Willard R. MacAloney                            59           1981   President and Chief Executive Officer,
                                                                    Mac Ber, Inc., operating Jax Market
Jay McCormack                                   44           1993   Owner-Operator, Alamo Market;
                                                                    Co-owner, Glen Avon Market
Morrie Notrica                                  65           1988   President and Chief Operating Officer,
                                                                    Joe Notrica, Inc., operating The Original 32nd
                                                                    Street Market
Michael A. Provenzano                           52           1986   President, Pro & Son's, Inc., operating
                                                                    Southland Market since 1993; formerly President,
                                                                    Carlton's Market, Inc.
James R. Stump                                  56           1982   President, Stump's Market, Inc.
Kenneth Young                                   50           1994   Vice President, Jack Young's Super-
                                                                    markets; Vice President, Bakersfield
                                                                    Food City, Inc. dba Young's Markets

                                                          YEAR
                                         AGE AS OF        FIRST                   PRINCIPAL OCCUPATION
                NAME                     12/31/94        ELECTED                  DURING LAST 5 YEARS
- ------------------------------------  ---------------  -----------  ------------------------------------------------
NOMINEES FOR ELECTION BY CLASS B
  SHARES
Roger K. Hughes(1)                              60           1985   Chairman of the Board and Director, Hughes
                                                                    Markets, Inc.
Allan Scharn                                    59           1988   President, Gelson's Markets
Michael A. Webb                                 37           1992   President and Chief Executive Officer, SavMax
                                                                    Foods, Inc.

- --------------

(1)  Messrs. Lyle A. Hughes and Roger K. Hughes are unrelated.

    The proxy holders named on the enclosed form of proxy relating to the Annual Meeting will vote the proxies received by them for the election of the above nominees unless such authority is withheld as provided in the proxy. In the unanticipated event that any nominee should become unavailable for election as a director, the proxies will be voted for any substitute nominee named by the present Board of Directors. In their discretion, the proxy holders may cumulate the votes represented by the proxies received. If additional persons are nominated for election as directors by persons other than the Board of Directors, the proxy holders intend to vote all proxies received by them in such manner in accordance with cumulative voting as will assure the election of as many of the above nominees as possible, with the specific nominees to be voted for to be determined by the proxy holders.

                       SOLICITATION OF PROXIES REGARDING
                              LOANS OR GUARANTIES

BACKGROUND

    The Company and its subsidiaries make available to patrons of the Company, including patrons holding the Class A Shares and Class B Shares of the Company, various forms of retail and financial assistance. Among these is assistance in the form of loans by the Company or its subsidiaries to such patrons, or guaranties by the Company or its subsidiaries of the obligations of such patrons. Such loans or guaranties are available to, and the Company presently intends to enter into loans or guaranties with, qualified patrons for such purposes as the acquisition of inventory and equipment, the remodeling or expansion of existing retail locations, the acquisition, leasing or development of new retail locations, and other general business purposes of such patrons.

    It is important to the Company that where such loans or guaranties are made to shareholding patrons, that they be made upon the security of the Class A Shares and Class B Shares of such patrons. It is also important to the Company that those patrons serving as directors of the Company, and those patrons affiliated with persons serving as directors of the Company, not be precluded thereby from receiving such loans or guaranties from the Company and its subsidiaries. However, the California Corporations Code provides that unless approved by a majority of the shareholders entitled to act thereon (which in the case of the Company means the holders of Class A Shares), a corporation may not make any loan of money or property to, or guarantee the obligation of, (1) any person upon the security of shares of such corporation or its parent if such corporation's recourse in the event of default is limited to the security for the loan or guaranty, unless the loan or guaranty is adequately secured without considering these shares, or (2) any director or officer of such corporation or its parent.

    The enclosed form of proxy regarding loans or guaranties is being solicited in order to enable the members of the Company's Credit Committee, as proxy holders, to vote, consider, act upon and, in their discretion, approve loans of money or property to, or guaranties of the obligations of, any patron of the Company upon the security of the Company's stock, and any director of the Company. By its terms, the enclosed form of proxy is valid through March 13, 1996. Until that time, and unless revoked by the person granting it, the proxy would empower the members of the Company's Credit Committee, as proxy holders, to take the foregoing actions on behalf of the holders of the shares represented by the proxies at any duly called shareholders' meeting, or to execute written consents to the taking of the foregoing actions without a meeting on behalf of the holders of the shares represented by the proxies.

    Proxies are not being solicited with respect to the approval of loans or guaranties in favor of officers of the Company, and the enclosed form of proxy does not confer any authority upon the proxy holders with respect to such matters.

    The Company's Credit Committee consists of William O. Christy, Marshall Italiano, Arthur Reicher and Donald Dill. Messrs. Christy, Italiano and Reicher are not officers or directors of the Company, and they are not patrons of the Company. Mr. Reicher is, however, a financial consultant to the Board of Directors of the Company and a director of Hughes Markets, Inc. Mr. Italiano is a director of SavMax Foods, Inc. and is the representative of Grocers Capital Company on the board of directors of Major Market, Inc. Mr. Christy was formerly the Corporate Chairman and the President and Chief Executive Officer of the Company. Mr. Dill is a Senior Vice President of the Company, but is not a director or patron of the Company, although he is the representative of Grocers Capital Company on the board of directors of Major Market, Inc. None of the foregoing individuals owns shares of any class of the Company's stock.

VOTING RIGHTS

    The enclosed form of proxy regarding loans or guaranties is being solicited from the holders of Class A Shares of record at the close of business on January 26, 1995. On that date, the Company had outstanding 48,500 Class A Shares. Proxies are not being solicited from the holders of Class B Shares since loans or guaranties of the type involved do not require the approval of the holders of such shares.

    In voting upon loans or guaranties of the type here involved, Class A Shares would be entitled to one vote for each share, and there would be no right to cumulate votes. Approval of such loans or guaranties would require the affirmative vote of a majority of the Class A Shares represented and voting at a duly held meeting at which a quorum was present (a quorum being a majority of the Class A Shares entitled to vote), with the shares owned by the affected patron or director not being entitled to vote. If approval were to be given by means of the written consent of shareholders, then such approval would require the written consent of the holders of a majority of the Class A Shares outstanding and entitled to vote, with the shares owned by the affected patron or director not being entitled to vote.

    In order for a loan or guaranty to be approved by the members of the Credit Committee, as proxy holders, such proxy holders would be required to hold proxies entitled to be voted "In Favor" (as explained below) representing a majority of the Class A Shares entitled to vote with respect to such loan or guaranty, with the shares represented by the proxy of the affected patron or director not being entitled to vote. In addition, at least two of the proxy holders would have to exercise their discretion to vote the shares represented by such proxies to approve the loan or guaranty, and in the case of a loan or guaranty in favor of a director of the Company, approval would be required by at least two of the proxy holders, excluding Mr. Dill and any proxy holder affiliated with the director.

    The enclosed form of proxy provides boxes whereby the person giving the proxy may designate how it is to be exercised and voted. If the box labeled "In Favor" is marked, the proxy holders will vote, or give written consents with respect to, the shares represented by the proxy in their discretion respecting approval of the loans or guaranties; if the box labeled "Against" is marked, the proxy holders will vote the shares represented by the proxy against the approval of the loans or guaranties; and, if the box labeled "Abstain" is marked, the proxy holders will not vote the shares represented by the proxy respecting approval of the loans or guaranties. If none of the foregoing designations is made, the proxy holders will vote, or give written consents with respect to, the shares represented by the proxy in their discretion respecting approval of the loans or guaranties.

INTEREST OF CERTAIN PERSONS

    Inasmuch as the enclosed form of proxy is being solicited in part for the purpose of enabling the members of the Company's Credit Committee, as proxy holders, to approve loans or guaranties to directors of the Company, all directors of the Company and all persons nominated for election as directors of the Company, have a potential interest in the matter. Patrons serving as directors or nominated for election as directors, and patrons affiliated with such directors and nominees, have sought loans or guaranties from the Company and its subsidiaries in the past and may be expected to do so in the future. In such event, they would have a direct interest in the approval by the members of the Credit Committee, as proxy holders, of any such loan or guaranty. For a description of transactions with certain directors, please refer to the section of this proxy statement entitled "Transactions With Management".

                             PRINCIPAL STOCKHOLDERS

    As of January 26, 1995, no person is known by the Company to own beneficially more than five percent (5%) of the outstanding Class A Shares of the Company, and the only shareholders known by the Company to own beneficially more than 5% of the outstanding Class B Shares of the Company are Cala Co., Alpha Beta Company and Bay Area Warehouses, 777 South Harbor Boulevard, La Habra, California 90631 (35,313 Class B Shares or approximately 9.09% of the outstanding Class B Shares) (Cala Co., Alpha Beta Company and Bay Area Warehouses are wholly owned by Food 4 Less Supermarkets, Inc. which has the same address and is in turn wholly owned by The Yucaipa Companies, 250 West First Street, Suite 202, Claremont, California 91711); and Hughes Markets, Inc., 14005 Live Oak Avenue, Irwindale, California 91706 (30,346 Class B Shares or approximately 7.82% of the outstanding Class B Shares).

                        SECURITY OWNERSHIP OF MANAGEMENT

    The following table sets forth the beneficial ownership of the Company's Class A Shares and Class B Shares, as of January 26, 1995, by each director and nominee, or their affiliated companies, and by all directors and nominees, and their affiliated companies, as a group. No officer of the Company owns shares of any class of the Company's stock.

                                                                             SHARES OWNED
                                                             ---------------------------------------------
                                                                CLASS A SHARES          CLASS B SHARES
                                                             --------------------    ---------------------
                         NAME AND                             NO.     % OF TOTAL       NO.     % OF TOTAL
                    AFFILIATED COMPANY                       SHARES   OUTSTANDING    SHARES    OUTSTANDING
- ----------------------------------------------------------   ------   -----------    -------   -----------
Louis A. Amen
  Super A Foods, Inc......................................     100      0.21%          9,850     2.67%
John Berberian
  Berberian Enterprises, Inc. ............................     100      0.21%          7,615     2.06%
William C. Evans
  Twain Harte Market, Inc. (1)............................     100      0.21%            298     0.08%
Gene A. Fulton
  Jensen's Complete Shopping, Inc. .......................     100      0.21%          1,555     0.42%
Lyle A. Hughes
  Yucaipa Food Fair, Inc. (2).............................     100      0.21%            694     0.19%
Roger K. Hughes
  Hughes Markets, Inc. (2)(3).............................     100      0.21%         30,346     8.23%
Darioush Khaledi
  K.V. Mart Co. ..........................................     100      0.21%         11,646     3.16%
Mark Kidd
  Mar-Val Food Stores, Inc. ..............................     100      0.21%          1,675     0.45%
Leonard R. Leum
  Pioneer Foods, Inc. (1).................................     100      0.21%          3,181     0.86%
Willard R. MacAloney
  Mac Ber, Inc. ..........................................     100      0.21%          2,523     0.68%
Jay McCormack
  Alamo Market (4)........................................     100      0.21%            732     0.20%
Morrie Notrica
  Joe Notrica, Inc. ......................................     100      0.21%          7,542     2.04%
Michael A. Provenzano
  Pro & Son's, Inc........................................     100      0.21%            672     0.18%
Allan Scharn
  Gelson's Markets (3)(5).................................     100      0.21%          7,485     2.03%
James R. Stump
  Stump's Market, Inc. ...................................     100      0.21%          1,866     0.51%
Michael A. Webb
  SavMax Foods, Inc. (3)..................................     100      0.21%          8,410     2.28%
Kenneth Young
  Jack Young's Supermarkets (6)...........................     100      0.21%          2,649     0.72%
                                                             ------      ---         -------    -----
                                                             1,700      3.51%         98,739    26.77%
                                                             ------      ---         -------    -----
                                                             ------      ---         -------    -----

- --------------------------

(1)  Term of office will not continue beyond the date of the Annual Meeting.

(2)  Messrs. Lyle A. Hughes and Roger K. Hughes are unrelated.

(3)  To be elected by holders of Class B Shares.

(4) Mr. McCormack also is affiliated with Glen Avon Food, Inc. which owns 100 Class A Shares.

(5) These shares are owned by Arden Mayfair, Inc., the parent company of Gelson's Markets.

(6) Mr. Young also is affiliated with Bakersfield Food City, Inc. dba Young's Markets which owns 100 Class A Shares and 343 Class B Shares (0.09% of the outstanding Class B Shares).

    During fiscal 1994, directors Jay McCormack and Kenneth Young each failed to file timely with the Securities and Exchange Commission one report respecting his beneficial ownership of Class A Shares, as required by Section 16(a) of the Securities Exchange Act of 1934. In each case, the late filing related to a single transaction for which such filing was required.

                         BOARD MEETINGS AND COMMITTEES

    The Board of Directors of the Company held a total of ten meetings during the fiscal year ended September 3, 1994. Each incumbent director who was in office during such year attended more than 75% of the aggregate of the total number of meetings of the board and the total number of meetings held by those committees of the board on which he served.

    The Company has an Audit Committee which consists of Lyle Hughes, Leonard R. Leum and Kenneth Young, who are directors of the Company. Willard R. MacAloney, Chairman of the Board of Directors, is an ex-officio member of the Committee. This Committee, which met two times during the Company's last fiscal year, is primarily responsible for approving and reviewing the services performed by the Company's independent auditors, reviewing the annual results of their audit, and reviewing the Company's accounting practices and system of internal accounting controls.

    The Company has a Personnel and Executive Compensation Committee which consists of Louis A. Amen, Darioush Khaledi, Leonard R. Leum, James R. Stump and Michael A. Webb, who are directors of the Company. Willard R. MacAloney, Chairman of the Board of Directors, is an ex-officio member of this Committee. This Committee, which met five times during the Company's last fiscal year, is responsible for reviewing salaries and other compensation arrangements of all officers and for making recommendations to the Board of Directors concerning such matters.

    The Company has a Nominating Committee which consists of Gene A. Fulton, Mark Kidd, Jay McCormack, Morrie Notrica and James R. Stump, who are directors of the Company. Willard R. MacAloney, Chairman of the Board of Directors, and Alfred A. Plamann, President and CEO, are ex-officio members of this Committee. This Committee, which met four times during the Company's last fiscal year, is responsible for selecting nominees to be submitted by the Board of Directors to the shareholders for election to the Board of Directors.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    As noted under the caption "Board Meetings and Committees", the Company's Personnel and Executive Compensation Committee (consisting of directors Louis A. Amen, Darioush Khaledi, Leonard R. Leum, James R. Stump and Michael A. Webb, and ex-officio member and Chairman of the Board, Willard R. MacAloney) is responsible for reviewing salaries and other compensation arrangements of the officers of the Company and for making recommendations to the Board of Directors concerning such matters.

    No member of the Personnel and Executive Compensation Committee is, or has been at any time in the past, an officer or employee of the Company or any of its subsidiaries.

REPORT OF PERSONNEL AND EXECUTIVE COMPENSATION COMMITTEE ON EXECUTIVE
COMPENSATION

    The principal components of the Company's executive compensation program consist of an annual salary which is set on a calendar year basis, an annual cash bonus the payment of which is dependent upon Company performance during the preceding fiscal year, and certain pension, retirement and life insurance benefits.

    SALARY

    In determining officer salaries, including that of the Chief Executive Officer (CEO), the Personnel and Executive Compensation Committee's policy is to set salaries at levels which recognize officer performance, are commensurate with the responsibilities assigned to the various officer positions, and will enable the Company to attract and retain highly qualified executives for its officer positions.

    In considering officer salaries for calendar year 1994, the Committee took note of the on-going cost reduction efforts implemented by the officer group under the direction of the CEO. These efforts were undertaken in response to the significant volume declines experienced by the Company as a result of a reduction in purchases by certain large retailers who commenced self-distribution programs or were acquired by chains already engaged in self-distribution. These efforts resulted in the consolidation of Company operations into fewer facilities, the disposition of certain unprofitable operations and substantial savings in payroll expenses through significant reductions in the number of employees.

    The Committee's procedure in approving officers' salaries, including that of the CEO, involves meeting in closed session and without the CEO or other management personnel being present. In addition to the considerations mentioned above, this process, which is subjective in nature, centers on the Committee's consideration of the CEO's evaluation of each individual officer based on the CEO's perception of their performance in accordance with individual officer responsibilities as defined by personal and organizational goals and objectives, the relative value and importance of individual officer contribution toward organizational success, relative levels of officer responsibilities and changes in the scope of officer responsibilities, and officer accomplishments and contributions during the preceding fiscal year. The Committee also reviews and discusses the salary recommendations made by the CEO for each officer. These recommendations do not include any recommendation as to the CEO's salary, and the Committee sets the CEO's salary based on its assessment of his performance in light of the foregoing policies and considerations. The salaries as approved by the Committee are submitted to the Board of Directors, which made no changes in the salaries submitted for 1994.

    ANNUAL BONUSES

    In recognition of the relationship between Company performance and enhancement of shareholder value, Company officers may be awarded annual cash bonuses. Bonuses are paid from a bonus pool which is created if the Company has achieved an established minimum level of net income for the preceding fiscal year. The amount of the bonus pool is calculated as a percentage of net income, with the percentage varying depending on the level of net income as a percentage of net sales. Amounts in the bonus pool are allocated among the Company's officers by the CEO, subject to the approval of the Board of Directors. The CEO does not participate in the bonus pool. However, a bonus may be awarded to the CEO in an amount determined by the Board of Directors based on its evaluation of the CEO's performance during the preceding fiscal year.

    As disclosed in the Summary Compensation Table, no bonuses have been awarded to the CEO and the named executives during the periods reported, and no bonuses have been awarded to the other officers of the Company during those periods.

    BENEFITS

    Consistent with the objective of attracting and retaining qualified executives, the compensation program includes the provision of pension benefits to Company employees, including officers, under the Company's defined benefit pension plan, which is described in connection with the Pension Plan Table. In addition, Company employees, including officers, may defer income from their earnings through voluntary contributions to the Company's Employees' Sheltered Savings Plan adopted pursuant to Section 401(k) of the Internal Revenue Code and the Company's Employees' Excess Benefit and Supplemental Deferred Compensation Plan, which is a nonqualified plan. In the case of those officers who elect to defer income under these plans, the Company makes additional contributions for their benefit. The amount of these additional contributions made during fiscal year 1994 for the benefit of the CEO and the other named executive officers is set forth in the footnotes to the Summary Compensation Table. The Company also provides life insurance benefits to its officers pursuant to an Executive Salary Protection Plan Life Insurance Agreement. Premiums paid by the Company to provide this benefit to the CEO and the other named executive officers are also set forth in the footnotes to the Summary Compensation Table.

    Personnel and Executive Compensation Committee Members
    Paul H. Gerrard, Chairman
    Louis A. Amen
    George G. Golleher
    Darioush Khaledi
    Leonard R. Leum
    Willard R. MacAloney
    Michael A. Webb

EXECUTIVE OFFICER COMPENSATION

    The following table sets forth information respecting the compensation paid during the Company's last three fiscal years to the President and Chief Executive Officer (CEO) and to certain other executive officers of the Company.

                           SUMMARY COMPENSATION TABLE

                                                   ANNUAL COMPENSATION
                                     -----------------------------------------------
                                     FISCAL                           OTHER ANNUAL        ALL OTHER
  NAME AND PRINCIPAL POSITION (1)     YEAR   SALARY ($)(2) BONUS ($) COMPENSATION ($)  COMPENSATION ($)
- -----------------------------------  ------  ------------  --------  ---------------  ------------------
Everett W. Dingwell II                1994       342,500        0          1,121               41,745(3)
 Corporate Chairman                   1993       311,539        0          1,411               39,424
                                      1992       275,000        0            213               49,993
Alfred A. Plamann                     1994       236,827        0            205               31,431(4)
 President & CEO                      1993       164,808        0            310               25,419
                                      1992       157,500        0            212               22,508
Donald W. Dill                        1994       163,366        0            576               38,127(5)
 Senior Vice President                1993       153,346        0          1,016               37,392
                                      1992       147,500        0            411               40,113
Gerald F. Friedler,                   1994       209,471        0            260               28,927(6)
 Senior Vice President                1993       200,000        0            787               37,809
                                      1992       200,000        0             35               26,095
Donald G. Grose                       1994       143,760        0            438               31,700(7)
 Senior Vice President                1993       135,116        0            955               30,372
                                      1992       129,000        0            187               30,956
Charles J. Pilliter                   1994       167,577        0            127               20,591(8)
 Senior Vice President                1993       151,924        0            188               18,240
                                      1992       142,524        0              0               16,854

- ------------------------
(1) Mr. Dingwell held the position of President and CEO from January 1990 until January 31, 1994. Mr. Friedler resigned effective September 4, 1994.

(2) It should be noted that while the table presents salary information on a fiscal year basis, salary is paid by the Company on a calendar year basis. Thus, salary information with respect to any given fiscal year reflects salary attributable to portions of two calendar year salary periods of the Company.

(3) Consists of an $7,217 Company contribution to the Company's Employees' Sheltered Savings Plan, a $20,206 Company contribution to the Company's Employees' Excess Benefit and Supplemental Deferred Compensation Plan, and $14,322 of insurance premiums paid by the Company pursuant to an Executive Salary Protection Plan Life Insurance Agreement with the officer.

(4) Consists of an $14,507 Company contribution to the Company's Employees' Sheltered Savings Plan, a $4,062 Company contribution to the Company's Employees' Excess Benefit and Supplemental Deferred Compensation Plan, and $12,862 of insurance premiums paid by the Company pursuant to an Executive Salary Protection Plan Life Insurance Agreement with the officer.

(5) Consists of an $9,810 Company contribution to the Company's Employees' Sheltered Savings Plan, a $2,700 Company contribution to the Company's Employees' Excess Benefit and Supplemental Deferred Compensation Plan, and $25,617 of insurance premiums paid by the Company pursuant to an Executive Salary Protection Plan Life Insurance Agreement with the officer.

(6) Consists of an $14,520 Company contribution to the Company's Employees' Sheltered Savings Plan, a $2,669 Company contribution to the Company's Employees' Excess Benefit and Supplemental Deferred Compensation Plan, and $11,738 of insurance premiums paid by the Company pursuant to an Executive Salary Protection Plan Life Insurance Agreement with the officer.

(7)  Consists of  an $7,172  Company contribution  to the  Company's  Employees'
(8)  Sheltered  Savings  Plan, a  $3,754 Company  contribution to  the Company's
     Employees' Excess Benefit and Supplemental Deferred Compensation Plan,  and
     $20,774  of insurance premiums paid by the Company pursuant to an Executive
     Salary Protection Plan Life Insurance Agreement with the officer.
     Consists of an  $11,531 Company  contribution to  the Company's  Employees'
     Sheltered Savings Plan, and $9,060 of insurance premiums paid by the Company pursuant to an Executive Salary Protection Plan Life Insurance
     Agreement with the officer.

    In September 1994, the Board of Directors of Certified authorized a modification in the Company's Executive Salary Protection Plan ("ESPP"), which provided an in-service death benefit and post-termination retirement income to the Company officers as a select group of employees. The amended plan, called the Company's Executive Salary Protection Plan ("ESPP II"), will provide an in-service death benefit, but will also provide additional post-termination retirement income based on each participant's final salary and years of service with the Company. The funding of this benefit will be facilitated through the purchase of life insurance policies, the premiums of which will be paid by the Company and participant contributions. The cost to the Company is anticipated to approximate the cost of the prior plan. The Company also has a defined benefit pension plan covering its non-union and executive employees. Benefits under the defined benefit plan are equal to credited service times the sum of .95% of earnings up to the covered compensation amount, plus 1.45% of earnings in excess of the covered compensation amount. The covered compensation is based on IRS Tables. Benefits are subject to deduction for Social Security attributable to the covered compensation.

    The following table sets forth the estimated annual benefits under the defined benefit plan and the ESPP II plan which qualifying officers with selected years of service would receive if they had retired on September 3, 1994 at the age of 65.

                               PENSION PLAN TABLE

                                                                         YEARS OF SERVICE
                                                    ----------------------------------------------------------
REMUNERATION                                        5 YEARS   10 YEARS  15 YEARS  20 YEARS  25 YEARS  33 YEARS
- --------------------------------------------------  --------  --------  --------  --------  --------  --------
 $100,000.........................................   $26,008   $52,016   $67,989   $69,032   $69,982  $ 71,576
  125,000.........................................    32,530    65,060    85,055    86,369    87,591    89,620
  150,000.........................................    39,052    78,103   102,120   103,706   105,200   107,664
  175,000.........................................    45,302    90,603   110,801   119,956   121,450   123,914
  200,000.........................................    51,552   100,688   110,801   121,376   131,335   140,164
  225,000.........................................    57,802   100,688   110,801   121,376   131,335   147,763
  250,000.........................................    64,052   100,688   110,801   121,376   131,335   147,763
  300,000.........................................    76,552   100,688   110,801   121,376   131,335   147,763
  350,000.........................................    89,052   100,688   110,801   121,376   131,335   147,763
  400,000.........................................    90,344   100,688   110,801   121,376   131,335   147,763
  450,000.........................................    90,344   100,688   110,801   121,376   131,335   147,763

    The Company's ESPP II is designed to provide a retirement benefit up to 65% of a participant's final compensation, based on a formula which considers an executive's final compensation and years of service. Remuneration under ESPP II is based upon an executive's highest annual base wages during the previous three completed years, which includes his or her annual salary as determined by the Board of Directors plus an automobile allowance with a 4% annual increase. The benefit is subject to an offset of the annual benefit which would be received from the defined benefit plan, calculated as a single life annuity at age sixty-two (62). To qualify for participation in the benefit, the executive must complete three years of service as an officer elected by the Board of Directors of the Company. Executives will vest at a rate of 5% per year with all years of service credited. The ESPP II annual benefit upon retirement shall not exceed $80,000 and will be paid over a 15-year certain benefit. Lesser amounts are payable if the executive retires before age sixty-five (65). The maximum annual amount payable by years of service is reflected within the table at the compensation level of $450,000. As of September 3, 1994, credited years of service for named officers are: Mr. Dingwell, 26 years; Mr. Plamann, 5 years;
Mr. Dill, 36 years; Mr. Grose, 13 years; and Mr. Pilliter, 18 years. Mr. Friedler, due to his resignation during September 1994, is not vested in the ESPP II.

DIRECTOR COMPENSATION

    Each director receives a fee of $300 for each regular board meeting attended, $100 for each committee meeting attended and $100 for attendance at each board meeting of a subsidiary of the Company on which the director serves. In addition, directors are reimbursed for Company related expenses.

CUMULATIVE TOTAL SHAREHOLDER RETURN

    The following graph sets forth the five year cumulative total shareholder return on the Company's common stock as compared to the cumulative total return for the same period of the S&P 500 Index and Peer Issuers consisting of Spartan Stores, Inc. and Roundy's, Inc. Like the Company, Spartan Stores and Roundy's are retailer-owned wholesale grocery distributors. While Spartan Stores pays a dividend on its stock, the Company and Roundy's do not. The shares of the Company and the Peer Issuers are not traded on any exchange and there is no established public market for such shares. The price of the Company's shares during each of its fiscal years is the book value of such shares as of the end of the prior fiscal year.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
              AMONG THE COMPANY, S&P 500 INDEX AND PEER ISSUERS**

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

             COMPANY      S&P 500     PEER ISSUERS
1989                100        100               100
1990              103.1      106.9              91.8
1991                 97      112.1             112.5
1992               92.3      118.4             117.8
1993               92.9      125.9             131.9
1994               92.6      134.5             135.3

Assumes $100 invested on August 31, 1989 in Company common stock, S&P 500 Index and Peer Issuers common stock

 * Total return assumes reinvestment of dividends

**  Fiscal years ended September  1, 1990, August 31,
   1991,  August  29,  1992,  August  28,  1993   and
   September 3, 1994

                          TRANSACTIONS WITH MANAGEMENT

    All firms with which directors and nominees are affiliated purchase groceries, related products and store equipment from the Company or its subsidiaries in the ordinary course of business at prices and on terms available to Company patrons generally. During the fiscal year ended September 3, 1994, no director of the Company or nominee (nor the firms with which such directors and nominees are affiliated) accounted for in excess of 5% of the Company's consolidated sales.

    In fiscal 1994, Grocers Capital Company ("GCC"), a subsidiary, acquired an additional 25,000 shares of preferred stock of SavMax Foods, Inc. ("SavMax"), of which director Michael A. Webb is the President and a shareholder. The purchase price was $100 per share. At the time, GCC owned 40,000 shares of preferred stock of SavMax which it acquired in fiscal 1992. As part of the new purchase of preferred stock, the annual cumulative dividend on the 65,000 shares of preferred stock owned by GCC was increased from $8.25 per share to $8.50 per share, payable quarterly. Mandatory partial redemption of this stock at a price of $100 per share began in 1994 and will continue annually thereafter for eight years, at which time the stock is to be completely retired. GCC also purchased from Mr. Webb and another member of his immediate family, 10% of the common stock of SavMax for a price of $2.3 million. In connection with this purchase, Mr. Webb, SavMax and GCC agreed that GCC will have certain preemptive rights to acquire additional common shares, rights to have its common shares included proportionately in any transfer of common shares by Mr. Webb, and rights to have its common shares included in certain registered public offerings of common stock which may be made by SavMax. In addition, GCC has certain rights, at its option, to require that SavMax repurchase GCC's shares, and SavMax has certain rights, at its option, to repurchase GCC's shares. In connection with these transactions, SavMax entered into a seven year supply agreement with the Company (to replace an existing supply agreement) whereunder SavMax is required to purchase a substantial portion of its merchandise requirements from the Company. The supply agreement is subject to earlier termination in certain situations.

    The Company guarantees certain obligations of SavMax under three leases of market premises located in Sacramento, San Jose and San Leandro, California. Each of these guaranties relates to the obligation of SavMax to pay base rent, common area maintenance charges, real estate taxes and insurance during the initial 20 year terms of these leases. However, the guaranties are such that the Company's obligation under each of them is limited to an amount equal to sixty monthly payments (which need not be consecutive) of the obligations guaranteed. Base rent is $40,482 per month under the Sacramento lease and $56,756 per month under the San Jose lease, in each case subject to a 7 1/2% increase at the end of each five years. Base rent is $42,454 per month under the San Leandro lease, subject to a 10% increase at the end of each five years. In consideration of these guaranties, the Company receives a monthly fee from SavMax equal to 5% of the base monthly rent under these leases.

    During fiscal year 1993, the Company leased certain market premises to be constructed and located in Sacramento, California, and in turn subleased the premises to SavMax. The sublease to SavMax provides for a term of twenty years, without options to extend, although SavMax has the option to acquire the Company's interest under its lease on the condition that the Company is released from all further liability thereunder. The premises will consist of approximately 50,000 square feet and annual base rent under the sublease is at the following per square foot rates: $8.00 during years 1 and 2; $8.40 during years 3 through 5; $8.82 during years 6 through 10; $9.26 during years 11 through 15; and, $9.72 during years 16 through 20. In addition, the Company will receive monthly an additional amount equal to 5% of the base monthly rent.

    The Company guarantees certain obligations of SavMax under two leases of market premises located in Ceres and Vacaville, California. The leases have initial terms expiring in January 2005 and April 2007, respectively. Base monthly rent under the Ceres lease is presently $32,175, increasing to $34,425 in January 2000. Base monthly rent under the Vacaville lease is presently
$29,167, increasing by $25,000 per year in April of 1997 and 2002. In consideration of these guaranties, the Company will receive a monthly fee from SavMax equal to 5% of the base monthly rent under these leases.

    In September 1992, the Company guaranteed the obligations of Mar-Val Food Stores, Inc., of which Director Mark Kidd is the President and a shareholder, under a lease of market premises located in Valley Springs, California. The guarantee is of the obligations of Mar-Val Food Stores, Inc. to pay base rent, common area costs, real estate taxes and insurance during the initial 15 year term of the lease. Base rent under the lease is $10,080 per month. The Company's total obligation under the guarantee, however, is limited to the sum of $736,800. In consideration of its guarantee, the Company receives a monthly fee from Mar-Val Food Stores, Inc. equal to 5% of the base monthly rent under the lease.

    The Company leases its produce warehouse to Joe Notrica, Inc., of which director Morrie Notrica is the President and a shareholder. The lease is for a term of five years expiring in November 1988 and contains an option to extend for an additional five year period. Monthly rent during the initial term is $24,000. If the option to extend is exercised, rent during the option period will be the lesser of fair rental value or the monthly rent during the initial term as adjusted to reflect the change in the Customer Price Index during the initial term.

    In fiscal 1994, GCC guaranteed a portion of a loan made by National Consumer Cooperative Bank ("NCCB") to K.V. Mart Co., and KV Property Company, of which director Darioush Khaledi is a general partner. The term of the loan is eight years and the loan bears interest at a floating rate based on the commercial loan base rate of NCCB. The loan is collateralized by certain real and personal property. The guarantee by GCC is limited to $210,000 of the principal amount of the loan. In consideration of its guarantee, GCC will receive an annual fee from K.V. Mart Co. equal to 5% of the guarantee amount.

    Grocers General Merchandise Company (GGMC), a subsidiary of the Company, and Food 4 Less GM, Inc. (F4LGM), an indirect subsidiary of Food 4 Less
Supermarkets, Inc., are parties to a joint venture agreement. Under the agreement, GGMC and F4LGM are partners in a joint venture partnership known as Golden Alliance Distribution. The partnership was formed for the purpose of providing for the shared use of the Company's general merchandise warehouse located in Fresno, California, and each of the partners has entered into a supply agreement with Golden Alliance Distribution providing for the purchase of general merchandise products from Golden Alliance Distribution.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

    The firm of Coopers & Lybrand, L.L.P., served as the Company's independent public accountants for the fiscal year ended September 3, 1994. The Board of Directors has selected that firm to continue as the Company's independent public accountants for the current fiscal year. A representative of Coopers & Lybrand is expected to be available at this year's Annual Meeting to respond to appropriate questions and to make a statement if such firm desires to do so.

              SHAREHOLDER PROPOSALS FOR NEXT YEAR'S ANNUAL MEETING

    Under the present rules of the Securities and Exchange Commission (the "Commission"), the deadline for shareholders to submit proposals to be considered for inclusion in the Company's proxy statement for next year's Annual Meeting of Shareholders is expected to be October 9, 1995. Such proposals may be included in next year's proxy statement if they comply with certain rules and regulations promulgated by the Commission. Such proposals should be submitted to the Secretary of the Company at the address of the Company's principal executive office shown on the first page of this proxy statement.

                                 OTHER BUSINESS

    The Board of Directors is not aware of any other matters which may be presented for action at the Annual Meeting. If any matters not referred to in the form of proxy relating to the Annual Meeting come before the Annual Meeting, the proxy holders named in such form will vote the shares represented thereby in accordance with their judgment.

                                        BY ORDER OF THE BOARD OF DIRECTORS

Dated: February 7, 1995
                                        DAVID A. WOODWARD, SECRETARY

                                   P R O X Y
                     SOLICITED BY THE BOARD OF DIRECTORS OF
                     CERTIFIED GROCERS OF CALIFORNIA, LTD.
              FOR ANNUAL MEETING OF SHAREHOLDERS ON MARCH 14, 1995

    The undersigned, revoking any previous proxies respecting the subject matter hereof, hereby appoints WILLARD R. MACALONEY, ALFRED A. PLAMANN and DAVID A. WOODWARD attorneys and proxies (each with power to act alone and with power of substitution) to vote all of the Class A Shares which the undersigned is entitled to vote and all of the Class B Shares which the undersigned is entitled to vote, with all powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Certified Grocers of California, Ltd., to be held on March 14, 1995, notice of which meeting and the proxy statement accompanying the same have been received by the undersigned, or at any adjournment thereof, as follows:

    1. ELECTION OF TWELVE DIRECTORS BY CLASS A SHARES.
       Nominees: Louis A. Amen, John Berberian, Gene A. Fulton, Lyle A. Hughes, Darioush Khaledi, Mark Kidd, Willard R. MacAloney, Jay McCormack, Morrie Notrica, Michael A. Provenzano, James R. Stump and Kenneth Young

       / / VOTE FOR  all  nominees listed  above,  EXCEPT ANY  WHOSE  NAMES  ARE
           CROSSED OUT IN THE ABOVE LIST (the Board of Directors favors an instruction to vote for all nominees).

           / /WITHHOLD AUTHORITY to vote for all nominees listed above.

    2. ELECTION OF THREE DIRECTORS BY CLASS B SHARES.
       Nominees: Roger K. Hughes, Michael A. Webb and Allan Scharn

       / / VOTE FOR  all  nominees listed  above,  EXCEPT ANY  WHOSE  NAMES  ARE
           CROSSED OUT IN THE ABOVE LIST (the Board of Directors favors an instruction to vote for all nominees).

           / / WITHHOLD AUTHORITY to vote for all nominees listed above.

    3. In their discretion, on such other matters as may properly come before the meeting or any adjournment thereof.

    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED, BUT IF NO DIRECTION IS INDICATED IT WILL BE VOTED FOR ITEMS 1 AND 2, AND ACCORDING TO THE DISCRETION OF THE PROXIES ON ANY OTHER PROPERLY PRESENTED MATTERS.

DATED: --------------, 1995

- --------------------------------------------   --------------------------------------------
Signature                                      Title

- --------------------------------------------   --------------------------------------------
Signature                                      Title

- --------------------------------------------   --------------------------------------------
Signature                                      Title

       PLEASE READ: Execution should be exactly in the name in which the shares are held; if by a fiduciary, the fiduciary's full title should be shown; if by a corporation, execution should be in the corporate name by its chairman of the board, president or a vice president, or by other officers authorized by resolution of its board of directors or its bylaws; if by a partnership, execution should be in the partnership name by an authorized person.

                  PLEASE COMPLETE, DATE, SIGN AND RETURN THIS
                  PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

                                   P R O X Y
                     SOLICITED BY THE BOARD OF DIRECTORS OF
                     CERTIFIED GROCERS OF CALIFORNIA, LTD.
                   REGARDING APPROVAL OF LOANS OR GUARANTIES

    The undersigned, revoking any previous proxies respecting the subject matter hereof, hereby appoints WILLIAM O. CHRISTY, MARSHALL ITALIANO, ARTHUR REICHER and DONALD DILL (members of the Credit Committee), or any two of said persons, as attorneys and proxies (each with power of substitution) to act for the undersigned, to vote at any duly called shareholders' meeting, to execute written consents without a meeting or prior notice, and otherwise to represent all of the Class A Shares of Certified Grocers of California, Ltd. ("Company") which the undersigned would be entitled to vote, to consider, act upon and, in said proxies' discretion, approve any loan of money or property by the Company or any of its subsidiaries to, or any guaranty by the Company or any of its subsidiaries of the obligations of, the following:

    (1) Any patron of the Company upon the security of the shares of stock of the Company held by such patron.

    (2) Any director of the Company, in which case approval shall be required by two of the proxy holders, excluding Mr. Dill and any proxy holder affiliated with the director.

    The shares of stock represented by this proxy shall be voted as follows:

           / / IN FAVOR            / / AGAINST            / / ABSTAIN

    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF "IN FAVOR", IT WILL BE VOTED IN SAID PROXIES' DISCRETION RESPECTING APPROVAL OF SUCH LOANS OR GUARANTIES; IF "AGAINST", IT WILL BE VOTED AGAINST SUCH LOANS OR GUARANTIES; AND, IF "ABSTAIN", IT WILL NOT BE VOTED RESPECTING APPROVAL OF SUCH LOANS OR GUARANTIES. IF NO DIRECTION IS INDICATED, IT WILL BE VOTED IN SAID PROXIES' DISCRETION RESPECTING APPROVAL OF SUCH LOANS OR GUARANTIES.

    UNLESS REVOKED, THIS PROXY SHALL BE VALID THROUGH MARCH 13, 1996.

DATED: --------------, 1995

- --------------------------------------------   --------------------------------------------
Signature                                      Title

- --------------------------------------------   --------------------------------------------
Signature                                      Title

- --------------------------------------------   --------------------------------------------
Signature                                      Title

       PLEASE READ: Execution should be exactly in the name in which the shares are held; if by a fiduciary, the fiduciary's full title should be shown; if by a corporation, execution should be in the corporate name by its chairman of the board, president or a vice president, or by other officers authorized by resolution of its board of directors or its bylaws; if by a partnership, execution should be in the partnership name by an authorized person.

                  PLEASE COMPLETE, DATE, SIGN AND RETURN THIS
                  PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.